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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) FEBRUARY 3, 2000


                               BNC MORTGAGE, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                 000-23725                             33-0661303
(STATE OR OTHER JURISDICTION OF                 (COMMISSION FILE              (I.R.S. EMPLOYER IDENTIFICATION
INCORPORATION OR ORGANIZATION)                      NUMBER)                               NUMBER)

          1063 MCGAW AVENUE
          IRVINE, CALIFORNIA                         92614
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)           (ZIP CODE)

ISSUER'S TELEPHONE NUMBER: (714) 260-6000
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          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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Item 5. Other Events

     On February 4, 2000, the Registrant announced that it has entered into a definitive merger agreement providing for the acquisition of the Registrant by an investor group led by senior members of the Registrant's management, including its current President, Kelly W. Monahan.

     Under the terms of the merger agreement, BNCM Acquisition Co., a company formed by the investor group, will acquire the Registrant for an aggregate of approximately $47 million, which is equal to $10.00 per share for the outstanding shares of the Registrant's common stock not retained by the investor group. If this transaction is not consummated, under certain circumstances, including acceptance by the Registrant of a superior proposal, the Registrant could be required to pay as much as $2.0 million to BNCM Acquisition Co.
The transaction is subject to the satisfaction of certain conditions including stockholder approval and receipt of necessary governmental and regulatory approvals. It is anticipated that the transaction will be consummated on or before July 31, 2000.

     BNCM Acquisition Co. has represented that it has or will have at the closing sufficient funds to consummate the transactions and has received an executed commitment letter from Lehman Brothers providing for the necessary financing for the proposed acquisition, subject to certain customary conditions.
In connection with the financing, Lehman Brothers will acquire certain rights in BNCM Acquisition Co.

     A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

     (c)  Exhibits

     2.1  Agreement and Plan of Merger, dated as of February 3, 2000, between
          BNC Mortgage, Inc. and BNCM Acquisition Co.

     99.1 Press Release dated February 4, 2000

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 4, 2000

                                        BNC MORTGAGE, INC.

                                        By: /s/ Evan R. Buckley
                                            ------------------------------------
                                            Evan R. Buckley
                                            Chairman of the Board,
                                            Chief Executive Officer and
                                            Secretary